CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 28, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of The Gabelli Equity Trust Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Beneficial Ownership of Shares Held in The Equity Trust and the Fund Complex for Each Director”, “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
September 12, 2005